Exhibit 99.3
2007 Consolidated Financial Guidance Summary
(in millions, except per share data)

	Nine Months Ended	Three Months Ended		Year Ended
	September 30, 2007	December 31, 2007		December 31, 2007
		Range		Range
WebMD	$238.6	$94.0	$98.0	$332.6	$336.6
ViPS	76.9	25.5	26.0	102.4	102.9
Porex	69.5	21.5	22.0	91.0	91.5
Inter-segment eliminations	(0.4)	(0.1)	(0.1)	(0.5)	(0.5)

Total revenue	$384.6	$140.9	$145.9	$525.5	$530.5

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$67.6	$36.0	$39.2	$103.6	$106.8

Reconciliation of Adjusted EBITDA to income from continuing operations:
Interest income, net	$16.7	$5.7	$5.9	$22.4	$22.6
Depreciation and amortization	(34.2)	(12.2)	(12.0)	(46.4)	(46.2)
Non-cash advertising	(2.5)	(3.2)	(3.0)	(5.7)	(5.5)
Non-cash stock-based compensation	(27.9)	(7.9)	(7.6)	(35.8)	(35.5)
Income tax provision (c)	(7.0)	(5.6)	(5.9)	(12.6)	(12.9)
Equity in earnings of EBS Master LLC	22.7	6.3	6.3	29.0	29.0
Minority interest in WHC income	(2.8)	(2.4)	(2.9)	(5.2)	(5.7)
Legal expense (b)	(1.1)	—	—	(1.1)	(1.1)
Other income (b)	1.5	—	—	1.5	1.5

Income from continuing operations	$33.0	$16.7	$20.0	$49.7	$53.0

Adjusted EBITDA per share	$0.36	$0.19	$0.21	$0.55	$0.56

Income from continuing operations per share	$0.17	$0.09	$0.11	$0.26	$0.28

Weighted average shares — Diluted		190.0	190.0	190.0	190.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	This table reflects actual expense through September 30, 2007 for “legal expense” (for the ongoing Department of Justice investigation) and “other income”, but does not reflect guidance for these items in any future quarter. We do not make projections for these items, although they may recur in future periods.

(c)	Our guidance for Q4 2007 does not contemplate any benefit stemming from the potential reversal of valuation allowance against our deferred tax assets.
Operating Segments
Adjusted EBITDA
*	WebMD — Approximately 32% to 33% of segment revenue in Q4.

*	ViPS — Approximately 23% of segment revenue in Q4.

*	Porex — Approximately 28% to 29% of segment revenue in Q4.

*	Corporate — Approximately 4% of consolidated revenue.